Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Yoshiharu Global Co. on Form S-1 to be filed on or about September 8, 2022 of our report dated May 27, 2022, relating to the financial statements of Yoshiharu Global Co. as of December 31, 2021 and 2020 and to all references to our firm included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Certified Public Accountants

Lakewood, CO

September 8, 2022